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Exhibit 10.19

                 STANLEY FURNITURE COMPANY, INC.

                       EXECUTIVE LOAN PLAN

     1. Purpose. The purpose of this Stanley Furniture Company, Inc. Executive Loan Plan (the "Plan") is to further the long term stability and financial success of Stanley Furniture Company, Inc. (the "Company") by attracting and retaining key employees through the use of loans to acquire Company stock ("Loan").

     2.   Number of Shares.  Under the Plan, the Company may make
Loans to eligible executives to acquire up to an aggregate of 80,000 shares of Company Stock, which may be authorized, but unissued shares or issued shares.

     3.   Eligibility.   All present and future employees who
hold positions with management responsibilities with the Company (or any parent or subsidiary of the Company, whether now existing or hereafter created or acquired) shall be eligible to receive Loans under the Plan. The Committee shall have the power and complete discretion to select eligible employees to receive Loans.

     4. Loans. The Committee shall have the power and complete discretion to determine for each employee the terms, conditions, nature and amount of a Loan. All Company stock acquired with a Loan shall be acquired at the Fair Market Value of the stock as determined under the Stanley Furniture Company, Inc. 1994 Stock Option Plan. The Committee may provide that all or a portion of a Loan, including principal and interest, will be forgiven under any circumstances determined by the Committee.

     5. Effective Date of the Plan. This Plan shall be effective on December 2, 1994.

     6. Termination, Modification, Change. If not sooner terminated by the Board, this Plan shall terminate at the close of business on December 1, 2004. No Loans shall be made under the Plan after its termination. The Board may terminate the Plan or may amend the Plan in such respects as it shall deem advisable. A termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect the Participant's rights under a Loan previously granted to him.

     7.   Administration of the Plan.

          (a) The Plan shall be administered by the Committee, which shall consist of not less than two members of the Board, who shall be appointed by the Board. The Committee shall be the Compensation Committee unless the Board shall appoint another Committee to administer the Plan. The Committee shall have general authority to impose any limitation or condition upon a Loan that the Committee deems appropriate to achieve the objectives of the Plan. The Committee shall have the authority to interpret the Plan and its interpretations shall be binding on all parties. The terms of this Plan shall be governed by the laws of the Commonwealth of Virginia.

          (b) The Board from time to time may appoint members previously appointed and may fill vacancies, however caused, in the Committee. Insofar as it is necessary to satisfy the requirements of Section 16(b) of the Act, no member of the Committee shall be eligible to participate in the Plan or in any other plan of the Company or any parent or subsidiary of the Company that entitles participants to acquire stock, stock options or stock appreciation rights of the Company or any parent or subsidiary of the Company, and no person shall become a member of the Committee if, within the preceding one-year period, the person shall have been eligible to participate in such a plan (other than a "safe harbor plan" permitted under Rule 16b-3(c)(2)(i) and (ii)).

     8. Nontransferability of Loans. Loans by their terms, shall not be transferable except by will or by the laws of descent and distribution or, if permitted by Rule 16b-3, pursuant to a qualified domestic relations order (as defined in Code section 414(p)) ("QDRO").

    IN WITNESS WHEREOF, the Company has caused this Executive
Loan Plan to be executed this 2nd day of December, 1994.

                              STANLEY FURNITURE COMPANY, INC.

                              By: s/ Albert L. Prillaman